UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Under § 240.14a-12

WISDOMTREE, INC.
(Name of Registrant as Specified In Its Charter)

ETFS CAPITAL LIMITED GRAHAM TUCKWELL
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ETFS Capital Limited, a Jersey company (“ETFS Capital”), together with the other participant in its proxy solicitation (collectively, “ETFS”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes AGAINST the election of certain directors of WisdomTree, Inc., a Delaware corporation (the “Company”), at the Company’s 2024 annual meeting of stockholders.

Item 1: On June 3, 2024, ETFS issued the following press release:

ETFS Capital Delivers for WisdomTree Stockholders

Proxy Advisors ISS and Glass Lewis Affirm ETFS Capital’s Success in Compelling Governance and Board Change at WisdomTree

ISS Highlights Concerns Regarding Lack of KPI Disclosure and Continued Influence of Long Tenured Directors on the Board

ETFS Urges WisdomTree Stockholders to Vote AGAINST the Re-Election of Chairman Win Neuger, Director Anthony Bossone, And CEO And Director Jonathan Steinberg on GOLD ETFS Proxy Card

NEW YORK, June 3, 2024 -- ETFS Capital Limited (“ETFS Capital”), the largest combined owner of common stock, $0.01 par value (the “Common Stock”), and Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) of WisdomTree, Inc. (“WisdomTree” or the “Company”) (NYSE: WT), with ownership of approximately 10% of the outstanding Common Stock, which together with its Series A Preferred Stock would represent approximately 18% of the Company’s outstanding Common Stock on an as-converted basis, today responded to reports from Institutional Shareholder Services Inc. (“ISS”), and Glass, Lewis & Co (“Glass Lewis”), on its campaign for stockholders to vote Against the re-election of the Chairman Win Neuger, Director Anthony Bossone, and CEO and Director Jonathan Steinberg, to the board of directors of WisdomTree (the “Board”) as a referendum against long-tenured directors and to demonstrate stockholder support for a truly independent process to maximize stockholder value.

Graham Tuckwell, ETFS Capital Chairman commented:

“ISS and Glass Lewis recognize that ETFS Capital has been a driving force for major improvements in WisdomTree’s governance. As the largest stockholder of the Company, we are directly aligned with other stockholders and are acting in our collective best interests. We believe the proxy advisors, however, put too much faith in the management team’s abilities to develop the DeFi business, particularly in the face of what appears to be a spectacular failure to capitalize on the surge of interest in Bitcoin ETFs.

As ISS acknowledged, the Company has a poor track record of providing investors with the information they need to evaluate the Board’s approach to capital allocation and the success or failure of key business initiatives. We believe stockholders simply cannot afford another year of lost opportunities and value destruction under this Board and management team.

We deliberately chose not to nominate directors for the 2024 Annual Meeting. Despite our success in driving important governance changes, we believe stockholders have not benefitted from those changes due to the Board’s continued intransigence and failure to provide investors with any meaningful information about the DeFi business. We call on our fellow stockholders to join us in sending an unequivocal message to the long-tenured directors and the Board, who refuse to take the steps necessary to unlock value for all stockholders.”

In its report, ISS noted that*:

ETFS Capital has been successful in driving change at WisdomTree:

“…Tuckwell’s campaigns have ultimately led to an improvement in governance. The board has been declassified and refreshed, and all committees are chaired by directors that have joined within the last three years. Two of the independent directors on the nine-member board were selected by Tuckwell and appointed or elected to the board as a result of his activism.”

“… Tuckwell’s activism in 2022 and 2023 has resulted in significant improvements in the board structure and composition, …”

WisdomTree’s flawed capital allocation decisions and lack of disclosure to investors raises questions about the viability of its DeFi strategy:

“Given the company’s track record of past investments and disclosure, the dissident’s concerns with ongoing investments into DeFi without the disclosure of any metrics to confirm progress is understandable.”

“The company’s ongoing spend into the digital strategy has been accompanied by limited information on its progress or expectations, depriving shareholders of the ability to evaluate its effectiveness. The lack of disclosure of basic metrics, such as active users, is concerning, as the company has had three years of data since the initial launch.”

“The company’s limited disclosures and the ultimate write-offs from its largest recent investment into technology, a $55 million investment into AdvisorEngine, raise questions around its communications with investors and its capital allocation decisions.”

Operating margins point to underperformance:

“The company’s operating margin has been volatile, and despite the significant YOY improvement in FY23 (primarily driven by the settlement of the gold obligation) was still well below the average of its peers.”

ETFS Capital’s concerns about the influence of long-tenured directors on the Board appear valid:

“There are some lingering concerns about disproportionate influence on the part of the longer-tenured directors, as evidenced by the board’s decision to appoint Neuger chair despite receiving the lowest shareholder support among the other elected directors.”

*Permission to use quotations from the ISS report was neither sought nor obtained.

A copy of ETFS Capital’s presentations, letter to stockholders, definitive proxy statement, and information on how to vote AGAINST the re-election of the Chairman Win Neuger, Director Anthony Bossone, and CEO and Director Jonathan Steinberg on the GOLD proxy card or GOLD voting instruction form are available at www.UnlockWT.com.

Stockholders who have questions or require assistance in voting their GOLD proxy card, or need additional copies of ETFS Capital’s proxy materials, are encouraged to contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or info@saratogaproxy.com

About ETFS Capital Limited

In November 2017, WisdomTree agreed to spend $611 million to acquire the European ETC business of ETF Securities Limited (now called ETFS Capital Limited) for cash and shares, becoming the largest stockholder in WisdomTree.

ETFS Capital is an Australian-based holding company with a London-based strategic investment company focused on growth opportunities across the ETF ecosystem. As part of its investment process, ETFS Capital receives and analyses many dozens of business ideas and proposals within the ETF ecosphere each year and conducts in-depth technical and commercial due diligence on the companies where it chooses to deploy capital. Thereafter it engages in a hands-on approach, as a partner to management teams and Boards bringing its unparalleled industry-specific expertise for the benefit of those companies.

Investor Contact:

John Ferguson

Saratoga Proxy Consulting LLC

Toll free (888) 368-0379

+1-212-257-1311
info@saratogaproxy.com

www.UnlockWT.com

Media Contact:

Dan Gagnier / Riyaz Lalani

Gagnier Communications LLC
+1-646-569-5897
ETFS@gagnierfc.com

Item 2: On June 3, 2024, ETFS posted the following material to www.UnlockWT.com: